Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Michael D. Hagedorn
Senior Executive Vice President and
Chief Financial Officer
973-872-4885

VALLEY NATIONAL BANCORP REPORTS A 45 PERCENT INCREASE IN THIRD QUARTER 2022 EARNINGS WITH STRONG NET INTEREST INCOME AND MARGIN

NEW YORK, NY – October 27, 2022 -- Valley National Bancorp (NASDAQ:VLY), the holding company for Valley National Bank, today reported net income for the third quarter 2022 of $178.1 million, or $0.34 per diluted common share, as compared to the third quarter 2021 earnings of $122.6 million, or $0.29 per diluted common share, and net income of $96.4 million, or $0.18 per diluted common share, for the second quarter 2022. Excluding all non-core charges, our adjusted net income (a non-GAAP measure) was $181.5 million, or $0.35 per diluted common share, for the third quarter 2022, $124.7 million, or $0.30 per diluted common share, for third quarter 2021, and $165.8 million, or $0.32 per diluted common share, for the second quarter 2022. See further details below, including a reconciliation of our non-GAAP adjusted net income in the "Consolidated Financial Highlights" tables.

Key financial highlights for the third quarter:

•Net Interest Income and Margin: Net interest income on a tax equivalent basis of $455.3 million for the third quarter 2022 increased $35.7 million and $153.6 million as compared to the second quarter 2022 and third quarter 2021, respectively, reflecting a well-positioned balance sheet and continued organic loan growth in the current rising interest rate environment. Our net interest margin on a tax equivalent basis remained strong and increased by 17 basis points to 3.60 percent in the third quarter 2022 as compared to 3.43 percent for the second quarter 2022. See the "Net Interest Income and Margin" section below for more details.
•Loan Portfolio: Total loans increased $1.6 billion to $45.2 billion at September 30, 2022 from June 30, 2022 primarily due to strong organic loan growth. Our loan portfolio increased 15 percent on an annualized basis during the third quarter 2022 from the second quarter 2022 as a result of solid commercial loan volumes and a continued increase in new residential mortgage loans originated for investment rather than sale. During the third quarter 2022, we sold only $48.4 million of residential mortgage loans. See the "Loans, Deposits and Other Borrowings" section below for more details.
•Allowance and Provision for Credit Losses for Loans: The allowance for credit losses for loans totaled $498.4 million and $491.0 million at September 30, 2022 and June 30, 2022, respectively, representing 1.10 percent and 1.13 percent of total loans at each respective date. During the third quarter 2022, the provision for credit losses for loans totaled $1.8 million as compared to $43.7 million and $3.5 million for the second quarter 2022 and third quarter 2021, respectively. The second quarter 2022 provision included $41.0 million related to non-PCD

Valley National Bancorp (NASDAQ: VLY)
Third Quarter 2022 Earnings
October 27, 2022

loans and unfunded credit commitments acquired from Bank Leumi Le-Israel Corporation (Bank Leumi USA) on April 1, 2022.
•Credit Quality: Non-accrual loans represented 0.65 percent and 0.72 percent of total loans at September 30, 2022 and June 30, 2022, respectively. Net recoveries of loan charge-offs totaled $5.6 million for the third quarter 2022 as compared to net loan charge-offs of $2.3 million for the second quarter 2022. Total accruing past due loans increased $25.2 million to $98.7 million, or 0.22 percent of total loans, at September 30, 2022 as compared to $73.5 million, or 0.17 percent of total loans, at June 30, 2022. See the "Credit Quality" section below for more details.
•Non-Interest Income: Non-interest income decreased $2.3 million to $56.2 million for the third quarter 2022 as compared to the second quarter 2022 primarily due to the decline in sales of residential mortgage loans. Net gains on sales of loans decreased $2.7 million to $922 thousand for the third quarter 2022 as compared to $3.6 million for the second quarter 2022.
•Non-Interest Expense: Non-interest expense decreased $38.1 million to $261.6 million for the third quarter 2022 as compared to the second quarter 2022. The decrease was largely due to $54.5 million of merger expenses incurred during the second quarter 2022 as compared to only $4.7 million during the third quarter 2022 resulting from the Bank Leumi USA acquisition. Salary and employee benefits expense included $1.3 million and $28.0 million of the merger expenses for the third quarter 2022 and second quarter 2022, respectively. Within salary and employee benefits expense, non-merger related expense increased $6.5 million in the third quarter 2022 as compared to the second quarter 2022 partially due to the impact of competitive labor markets and higher incentive compensation accruals. The third quarter 2022 also included a $2.0 million contribution to the Valley Bank Charitable Fund which will enable Valley to further support local nonprofit and community organizations.
•Efficiency Ratio: Our efficiency ratio was 49.76 percent for the third quarter 2022 as compared to 50.78 percent and 49.16 percent for the second quarter 2022 and third quarter 2021, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.
•Performance Ratios: Annualized return on average assets (ROA), shareholders’ equity (ROE) and tangible ROE were 1.30 percent, 11.39 percent, and 17.21 percent for the third quarter 2022, respectively. Annualized ROA, ROE, and tangible ROE, adjusted for non-core charges, were 1.32 percent, 11.60 percent and 17.54 percent for the third quarter 2022, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.

Ira Robbins, CEO commented, “The third quarter’s exceptional results were highlighted by continued profitability improvement and very strong credit quality metrics. Our asset sensitive balance sheet continues to grow and benefit from rising interest rates despite the increased funding pressure that is evident across the industry. We are pleased with our ongoing net interest margin enhancement and consistent net interest income growth. Despite a reduction in origination activity, loan growth remained strong as payoffs slowed meaningfully during the quarter. Additionally, a handful of positive credit resolutions led to approximately $6 million of net loan recoveries during the third quarter 2022 and a reduction in non-accrual loan balances at September 30, 2022. Valley’s asset quality and

Valley National Bancorp (NASDAQ: VLY)
Third Quarter 2022 Earnings
October 27, 2022

consistent underwriting criteria remain a hallmark of our organization and have driven solid performance across various economic environments.”

Mr. Robbins continued, “While the environment around us is uncertain and rapidly changing, I am incredibly proud of Valley’s ability to continually execute on strategic growth opportunities. As Valley continues to evolve, our unique relationship-focused commercial bank stands out in an increasingly commoditized financial service landscape.”
Net Interest Income and Margin
Net interest income on a tax equivalent basis totaling $455.3 million for the third quarter 2022 increased $35.7 million as compared to the second quarter 2022 and increased $153.6 million from the third quarter 2021. Interest income on a tax equivalent basis in the third quarter 2022 increased $83.7 million to $538.0 million as compared to the second quarter 2022. The increase was mostly due to higher average loan balances driven by our organic loan growth and increased yields on both new originations and adjustable rate loans in our portfolio. Interest expense of $82.7 million for the third quarter 2022 increased $47.9 million as compared to the second quarter 2022 largely due to higher interest rates on both non-maturity deposits and short-term borrowings, as well as a $1.5 billion increase in average interest bearing liabilities.

Our net interest margin on a tax equivalent basis of 3.60 percent for the third quarter 2022 increased by 17 basis points and 45 basis points from 3.43 percent and 3.15 percent for the second quarter 2022 and third quarter 2021, respectively. The yield on average interest earning assets increased by 54 basis points on a linked quarter basis mostly due to the aforementioned higher yields on new and adjustable rate loans in the third quarter 2022 as compared to the second quarter 2022. The yield on average loans increased by 57 basis points to 4.48 percent for the third quarter 2022 as compared to the second quarter 2022 largely due to the higher level of market interest rates. The yields on average taxable and non-taxable investments also increased 9 basis points and 25 basis points, respectively, from the second quarter 2022 largely due to investment maturities and prepayments redeployed into new higher yielding securities, as well as lower premium amortization expense caused by a decline in prepayments on mortgage-backed securities during the third quarter 2022. Our cost of total average deposits increased to 0.59 percent for the third quarter 2022 from 0.19 percent for the second quarter 2022. The overall cost of average interest bearing liabilities also increased 59 basis points to 1.06 percent for the third quarter 2022 as compared to the second quarter 2022. The increased cost of funds was mainly due to higher interest rates on most of our interest bearing deposit products combined with greater utilization of brokered and retail CDs in our funding mix during the third quarter 2022.
Loans, Deposits and Other Borrowings
Loans. Loans increased $1.6 billion to approximately $45.2 billion at September 30, 2022 from June 30, 2022 largely due to strong organic loan growth and slower paydowns of existing loans. Commercial and industrial, total commercial real estate (including construction), and residential mortgage increased 9 percent, 17 percent and 14 percent, respectively, on an annualized basis during the third quarter 2022. SBA Paycheck Protection Program (PPP) loans within the commercial and industrial category totaled $85.8 million at September 30, 2022 compared to $136.0 million at June 30,

Valley National Bancorp (NASDAQ: VLY)
Third Quarter 2022 Earnings
October 27, 2022

2022. Solid organic commercial loan production continued to be experienced across most of our geographic footprints and supported by our market expansion efforts resulting from the Bank Leumi USA acquisition in the second quarter 2022. Residential mortgage loans increased $172.1 million during the third quarter 2022 almost entirely due to new loan activity in the purchased home market and higher levels of such loans originated for investment rather than sale. Residential mortgage loans held for sale at fair value totaled only $6.1 million and $18.3 million at September 30, 2022 and June 30, 2022, respectively.
Deposits. Total deposits increased $1.4 billion to approximately $45.3 billion at September 30, 2022 from June 30, 2022 largely due to growth in our retail and brokered CD portfolios. Total brokered deposits, consisting of money market and time deposit accounts, increased to $3.7 billion at September 30, 2022 as compared to $2.3 billion at June 30, 2022. Non-interest bearing deposits; savings, NOW and money market deposits; and time deposits represented approximately 34 percent, 52 percent and 14 percent of total deposits as of September 30, 2022, respectively, as compared to 37 percent, 54 percent and 9 percent of total deposits as of June 30, 2022, respectively. The increase in time deposits within our overall deposit mix is a result of strategic retail CD campaigns and higher brokered CDs at September 30, 2022.
Other Borrowings. Short-term borrowings decreased $603.5 million to $919.3 million at September 30, 2022 as compared to June 30, 2022 largely due to the maturity of FHLB advances during the third quarter 2022 and our increased utilization of brokered deposits, as a favorable funding alternative at September 30, 2022. Long-term borrowings increased to approximately $1.5 billion at September 30, 2022 as compared to $1.4 billion at June 30, 2022 primarily due to the issuance of new subordinated notes during the third quarter 2022. On September 20, 2022, Valley issued $150 million of 6.25 percent fixed-to-floating rate subordinated notes due September 30, 2032. At September 30, 2022, the subordinated notes had a carrying value of $147.5 million, net of unamortized debt issuance costs.
Credit Quality
Non-Performing Assets (NPAs). Total NPAs, consisting of non-accrual loans, other real estate owned (OREO) and other repossessed assets decreased $19.9 million to $294.8 million at September 30, 2022 as compared to June 30, 2022 mostly due to declines in non-accrual commercial and industrial and commercial real estate loans mainly caused by a few large loan repayments, and, to a lesser extent, loan charge-offs during the third quarter 2022. Non-accrual loans represented 0.65 percent of total loans at September 30, 2022 compared to 0.72 percent at June 30, 2022.
Non-performing Taxi Medallion Loan Portfolio. Our non-performing taxi medallion loans within the non-accrual commercial and industrial loan category decreased $4.1 million to $76.3 million at September 30, 2022 from June 30, 2022 mostly due to partial loan charge-offs related to one borrower during the third quarter 2022. At September 30, 2022, all taxi medallion loans were on non-accrual status and had related reserves of $51.4 million, or 67.3 percent of such loans, within the allowance for loan losses.

Valley National Bancorp (NASDAQ: VLY)
Third Quarter 2022 Earnings
October 27, 2022

Accruing Past Due Loans. Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) increased $25.2 million to $98.7 million, or 0.22 percent of total loans, at September 30, 2022 as compared to $73.5 million, or 0.17 percent of total loans at June 30, 2022.
Loans 60 to 89 days past due increased $11.2 million as compared to June 30, 2022 mostly due to two construction loan relationships totaling $13.0 million included in this delinquency category at September 30, 2022.
Loans 90 days or more past due and still accruing interest increased $14.2 million as compared to June 30, 2022 mainly due to two commercial real estate loan relationships totaling $9.7 million and $5.4 million, respectively, included in this delinquency category at September 30, 2022. All loans 90 days or more past due and still accruing interest are well-secured and in the process of collection.
Allowance for Credit Losses for Loans and Unfunded Commitments. The following table summarizes the allocation of the allowance for credit losses to loan categories and the allocation as a percentage of each loan category at September 30, 2022, June 30, 2022 and September 30, 2021:

	September 30, 2022		June 30, 2022		September 30, 2021
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
	($ in thousands)
Loan Category:
Commercial and industrial loans	$154,051	1.77%	$144,539	1.70%	$103,877	1.84%
Commercial real estate loans:
Commercial real estate	217,124	0.89	227,457	0.97	178,206	0.99
Construction	50,656	1.42	49,770	1.47	21,515	1.19
Total commercial real estate loans	267,780	0.95	277,227	1.03	199,721	1.01
Residential mortgage loans	36,157	0.70	29,889	0.60	24,732	0.57
Consumer loans:
Home equity	4,083	0.87	3,907	0.91	4,110	1.02
Auto and other consumer	13,673	0.49	13,257	0.49	10,087	0.40
Total consumer loans	17,756	0.55	17,164	0.55	14,197	0.49
Allowance for loan losses	475,744	1.05	468,819	1.08	342,527	1.05
Allowance for unfunded credit commitments	22,664		22,144		14,400
Total allowance for credit losses for loans	$498,408		$490,963		$356,927
Allowance for credit losses for
loans as a % total loans		1.10%		1.13%		1.09%
Our loan portfolio, totaling $45.2 billion at September 30, 2022, had net recoveries of loan charge-offs totaling $5.6 million for the third quarter 2022 as compared to net loan charge-offs of $2.3 million (excluding $62.4 million of immediate PCD loan charge-offs related to the Bank Leumi USA acquisition) and $293 thousand for the second quarter 2022 and third quarter 2021, respectively. Gross

Valley National Bancorp (NASDAQ: VLY)
Third Quarter 2022 Earnings
October 27, 2022

loan charge-offs of taxi medallion loans totaled $3.8 million for the third quarter 2022 as compared to $143 thousand and $2.7 million during the third quarter 2021 and the second quarter 2022, respectively.
The allowance for credit losses for loans, comprised of our allowance for loan losses and unfunded credit commitments, as a percentage of total loans was 1.10 percent at September 30, 2022 as compared to 1.13 percent and 1.09 percent at June 30, 2022 and September 30, 2021, respectively. During the third quarter 2022, the provision for credit losses for loans totaled $1.8 million as compared to $43.7 million and $3.5 million for the second quarter 2022 and third quarter 2021, respectively. The second quarter 2022 provision was largely elevated due to $41 million of provision related to non-PCD loans and unfunded credit commitments acquired from Bank Leumi USA. Overall, an increased economic forecast reserve component of our CECL model was largely offset by lower expected quantitative loss experience at September 30, 2022.
Capital Adequacy
Valley's total risk-based capital, common equity Tier 1 capital, Tier 1 capital and Tier 1 leverage capital ratios were 11.84 percent, 9.09 percent, 9.56 percent, and 8.31 percent, respectively, at September 30, 2022.
Investor Conference Call
Valley will host a conference call with investors and the financial community at 11:00 AM Eastern Daylight Savings Time, today to discuss the third quarter 2022 earnings and related matters.
Those wishing to participate in the call may dial toll-free 800-715-9871 Conference Id: 9870349. The teleconference will also be webcast live: https://edge.media-server.com/mmc/p/ybx28825 and archived on Valley’s website through Monday, November 28, 2022. Investor presentation materials will be made available prior to the conference call at www.valley.com and archived on Valley’s website through Monday, November 28, 2022.
About Valley
As the principal subsidiary of Valley National Bancorp, Valley National Bank is a regional bank with nearly $56 billion in assets. Valley is committed to giving people and businesses the power to succeed. Valley operates many convenient branch locations and commercial banking offices across New Jersey, New York, Florida, Alabama, California, and Illinois, and is committed to providing the most convenient service, the latest innovations and an experienced and knowledgeable team dedicated to meeting customer needs. Helping communities grow and prosper is the heart of Valley’s corporate citizenship philosophy. To learn more about Valley, go to www.valley.com or call our Customer Care Center at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about our business, new and

Valley National Bancorp (NASDAQ: VLY)
Third Quarter 2022 Earnings
October 27, 2022

existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “intend,” “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “would,” “could,” “typically,” “usually,” “anticipate,” “may,” “estimate,” “outlook,” “project,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:
~~•~~the inability to realize expected cost savings and synergies from the Bank Leumi USA acquisition in the amounts or timeframe anticipated;
•greater than expected costs or difficulties relating to Bank Leumi USA integration matters;
•the inability to retain customers and qualified employees of Bank Leumi USA;
•greater than expected non-recurring charges related to the Bank Leumi USA acquisition;
•the continued impact of COVID-19 on the U.S. and global economies, including business disruptions, reductions in employment, supply chain interruptions, inflation, Federal Reserve actions impacting the level of market interest rates and an increase in business failures, specifically among our clients;
•the continued impact of COVID-19 on our employees and our ability to provide services to our customers and respond to their needs as more cases and new variants of COVID-19 may arise in our primary markets;
•continued deterioration in general business and economic conditions or turbulence in domestic or global financial markets;
•the impact of forbearances or deferrals we are required or agree to as a result of customer requests and/or government actions, including, but not limited to our potential inability to recover fully deferred payments from the borrower or the collateral;
•the risks related to the discontinuation of the London Interbank Offered Rate and other reference rates, including increased expenses and litigation and the effectiveness of hedging strategies;
•damage verdicts or settlements or restrictions related to existing or potential class action litigation or individual litigation arising from claims of violations of laws or regulations, contractual claims, breach of fiduciary responsibility, negligence, fraud, environmental laws, patent or trademark infringement, employment related claims, and other matters;
•a prolonged downturn in the economy, mainly in New Jersey, New York, Florida, Alabama, California, and Illinois, as well as an unexpected decline in commercial real estate values within our market areas;
•higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations and case law;
•the inability to grow customer deposits to keep pace with loan growth;
•a material change in our allowance for credit losses under CECL due to forecasted economic conditions and/or unexpected credit deterioration in our loan and investment portfolios;
•the need to supplement debt or equity capital to maintain or exceed internal capital thresholds;

Valley National Bancorp (NASDAQ: VLY)
Third Quarter 2022 Earnings
October 27, 2022

•greater than expected technology related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;
•the loss of or decrease in lower-cost funding sources within our deposit base, including our inability to achieve deposit retention targets under Valley's branch transformation strategy;
•cyber-attacks, ransomware attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;
•results of examinations by the Office of the Comptroller of the Currency (OCC), the Federal Reserve Bank (FRB), the Consumer Financial Protection Bureau (CFPB) and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;
•our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements or a decision to increase capital by retaining more earnings;
•unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, the COVID-19 pandemic or other external events; and
•unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors.
A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2021.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
# # #
-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands, except for share data)	2022	2022	2021	2022	2021
FINANCIAL DATA:
Net interest income - FTE (1)	$455,308	$419,565	$301,744	$1,193,235	$897,115
Net interest income	$453,992	$418,160	$301,026	$1,189,821	$894,600
Non-interest income	56,194	58,533	42,431	153,997	116,790
Total revenue	510,186	476,693	343,457	1,343,818	1,011,390
Non-interest expense	261,639	299,730	174,922	758,709	507,028
Pre-provision net revenue	248,547	176,963	168,535	585,109	504,362
Provision for credit losses	2,023	43,998	3,531	49,578	20,934
Income tax expense	68,405	36,552	42,424	144,271	124,626
Net income	178,119	96,413	122,580	391,260	358,802
Dividends on preferred stock	3,172	3,172	3,172	9,516	9,516
Net income available to common shareholders	$174,947	$93,241	$119,408	$381,744	$349,286
Weighted average number of common shares outstanding:
Basic	506,342,200	506,302,464	406,824,160	478,383,342	405,986,114
Diluted	508,690,997	508,479,206	409,238,001	480,625,357	408,509,767
Per common share data:
Basic earnings	$0.35	$0.18	$0.29	$0.80	$0.86
Diluted earnings	0.34	0.18	0.29	0.79	0.86
Cash dividends declared	0.11	0.11	0.11	0.33	0.33
Closing stock price - high	12.95	13.04	13.61	15.02	14.63
Closing stock price - low	10.14	10.34	11.80	10.14	9.74
FINANCIAL RATIOS:
Net interest margin	3.59%	3.42%	3.14%	3.41%	3.15%
Net interest margin - FTE (1)	3.60	3.43	3.15	3.41	3.16
Annualized return on average assets	1.30	0.72	1.18	1.03	1.16
Annualized return on avg. shareholders' equity	11.39	6.18	10.23	8.89	10.14
NON-GAAP FINANCIAL DATA AND RATIOS: (3)
Basic earnings per share, as adjusted	$0.35	$0.32	$0.30	$0.96	$0.88
Diluted earnings per share, as adjusted	0.35	0.32	0.30	0.95	0.88
Annualized return on average assets, as adjusted	1.32	1.25	1.20	1.23	1.19
Annualized return on average shareholders' equity, as adjusted	11.60%	10.63%	10.41%	10.62%	10.37%
Annualized return on avg. tangible shareholders' equity	17.21	9.33	14.64	13.20	14.63
Annualized return on average tangible shareholders' equity, as adjusted	17.54	16.05	14.90	15.77	14.97
Efficiency ratio	49.76	50.78	49.16	51.03	48.12

AVERAGE BALANCE SHEET ITEMS:
Assets	$54,858,306	$53,211,422	$41,543,930	$50,588,010	$41,144,375
Interest earning assets	50,531,242	48,891,230	38,332,874	46,605,417	37,902,547
Loans	44,341,894	42,517,287	32,698,382	40,529,794	32,641,362
Interest bearing liabilities	31,228,739	29,694,271	25,354,160	29,042,253	25,588,185
Deposits	44,770,368	42,896,381	33,599,820	41,176,472	32,731,459
Shareholders' equity	6,256,767	6,238,985	4,794,843	5,869,736	4,718,960

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
BALANCE SHEET ITEMS:	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2022	2022	2022	2021	2021
Assets	$55,927,501	$54,438,807	$43,551,457	$43,446,443	$41,278,007
Total loans	45,185,764	43,560,777	35,364,405	34,153,657	32,606,814
Deposits	45,308,843	43,881,051	35,647,336	35,632,412	33,632,605
Shareholders' equity	6,273,829	6,204,913	5,096,384	5,084,066	4,822,498

LOANS:
(In thousands)
Commercial and industrial loans:
Commercial and industrial	$8,615,557	$8,378,454	$5,587,781	$5,411,601	$4,761,227
Commercial and industrial PPP loans	85,820	136,004	203,609	435,950	874,033
Total commercial and industrial	8,701,377	8,514,458	5,791,390	5,847,551	5,635,260
Commercial real estate:
Commercial real estate	24,493,445	23,535,086	19,763,202	18,935,486	17,912,070
Construction	3,571,818	3,374,373	2,174,542	1,854,580	1,804,580
Total commercial real estate	28,065,263	26,909,459	21,937,744	20,790,066	19,716,650
Residential mortgage	5,177,128	5,005,069	4,691,935	4,545,064	4,332,422
Consumer:
Home equity	467,135	431,455	393,538	400,779	402,658
Automobile	1,711,086	1,673,482	1,552,928	1,570,036	1,563,698
Other consumer	1,063,775	1,026,854	996,870	1,000,161	956,126
Total consumer loans	3,241,996	3,131,791	2,943,336	2,970,976	2,922,482
Total loans	$45,185,764	$43,560,777	$35,364,405	$34,153,657	$32,606,814

CAPITAL RATIOS:
Book value per common share	$11.98	$11.84	$11.60	$11.57	$11.32
Tangible book value per common share (3)	7.87	7.71	7.93	7.94	7.78
Tangible common equity to tangible assets (3)	7.40%	7.46%	7.96%	7.98%	7.95%
Tier 1 leverage capital	8.31	8.33	8.70	8.88	8.63
Common equity tier 1 capital	9.09	9.06	9.67	10.06	10.06
Tier 1 risk-based capital	9.56	9.54	10.27	10.69	10.73
Total risk-based capital	11.84	11.53	12.65	13.10	13.24

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Nine Months Ended
ALLOWANCE FOR CREDIT LOSSES:	September 30,	June 30,	September 30,	September 30,
($ in thousands)	2022	2022	2021	2022	2021
Allowance for credit losses for loans
Beginning balance	$490,963	$379,252	$353,724	$375,702	$351,354
Allowance for purchased credit deteriorated (PCD) loans, net (2)	—	70,319	—	70,319	—
Loans charged-off:
Commercial and industrial	(5,033)	(4,540)	(1,248)	(11,144)	(19,283)
Commercial real estate	(4,000)	—	—	(4,173)	(382)
Residential mortgage	—	(1)	—	(27)	(139)
Total consumer	(962)	(726)	(771)	(2,513)	(3,389)
Total loans charged-off	(9,995)	(5,267)	(2,019)	(17,857)	(23,193)
Charged-off loans recovered:
Commercial and industrial	13,236	1,952	514	16,012	2,781
Commercial real estate	1,729	224	29	2,060	759
Construction	—	—	—	—	4
Residential mortgage	163	74	228	694	576
Total consumer	477	697	955	2,431	3,359
Total loans recovered	15,605	2,947	1,726	21,197	7,479
Net recoveries (charge-offs)	5,610	(2,320)	(293)	3,340	(15,714)
Provision for credit losses for loans	1,835	43,712	3,496	49,047	21,287
Ending balance	$498,408	$490,963	$356,927	$498,408	$356,927
Components of allowance for credit losses for loans:
Allowance for loan losses	$475,744	$468,819	$342,527	$475,744	$342,527
Allowance for unfunded credit commitments	22,664	22,144	14,400	22,664	14,400
Allowance for credit losses for loans	$498,408	$490,963	$356,927	$498,408	$356,927
Components of provision for credit losses for loans:
Provision for credit losses for loans	$1,315	$38,310	$3,496	$42,883	$17,998
Provision for unfunded credit commitments	520	5,402	—	6,164	3,289
Total provision for credit losses for loans	$1,835	$43,712	$3,496	$49,047	$21,287
Annualized ratio of total net (recoveries) charge-offs to average loans	(0.05)%	0.02%	0.00%	(0.01)%	0.06%
Allowance for credit losses for loans as a % of total loans	1.10	1.13	1.09	1.10	1.09

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
ASSET QUALITY:	September 30,	June 30,	March 31,	December 31,	September 30,
($ in thousands)	2022	2022	2022	2021	2021
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$19,526	$7,143	$6,723	$6,717	$2,677
Commercial real estate	6,196	10,516	30,807	14,421	22,956
Construction	—	9,108	1,708	1,941	—
Residential mortgage	13,045	12,326	9,266	10,999	9,293
Total consumer	6,196	6,009	5,862	6,811	5,463
Total 30 to 59 days past due	44,963	45,102	54,366	40,889	40,389
60 to 89 days past due:
Commercial and industrial	2,188	3,870	14,461	7,870	985
Commercial real estate	383	630	6,314	—	5,897
Construction	12,969	3,862	3,125	—	—
Residential mortgage	5,947	2,410	2,560	3,314	974
Total consumer	1,174	702	554	1,020	1,617
Total 60 to 89 days past due	22,661	11,474	27,014	12,204	9,473
90 or more days past due:
Commercial and industrial	15,072	15,470	9,261	1,273	2,083
Commercial real estate	15,082	—	—	32	1,942
Residential mortgage	550	1,188	1,746	677	1,002
Total consumer	421	267	400	789	325
Total 90 or more days past due	31,125	16,925	11,407	2,771	5,352
Total accruing past due loans	$98,749	$73,501	$92,787	$55,864	$55,214
Non-accrual loans:
Commercial and industrial	$135,187	$148,404	$96,631	$99,918	$100,614
Commercial real estate	67,319	85,807	79,180	83,592	95,843
Construction	61,098	49,780	17,618	17,641	17,653
Residential mortgage	26,564	25,847	33,275	35,207	33,648
Total consumer	3,227	3,279	3,754	3,858	4,073
Total non-accrual loans	293,395	313,117	230,458	240,216	251,831
Other real estate owned (OREO)	286	422	1,024	2,259	3,967
Other repossessed assets	1,122	1,200	1,176	2,931	1,896
Total non-performing assets	$294,803	$314,739	$232,658	$245,406	$257,694
Performing troubled debt restructured loans	$69,748	$67,274	$56,538	$71,330	$64,832
Total non-accrual loans as a % of loans	0.65%	0.72%	0.65%	0.70%	0.77%
Total accruing past due and non-accrual loans as a % of loans	0.87%	0.89%	0.91%	0.87%	0.94%
Allowance for losses on loans as a % of non-accrual loans	162.15%	149.73%	157.30%	149.53%	136.01%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)	Net interest income and net interest margin are presented on a tax equivalent basis using a 21 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.
(2)	Represents the allowance for acquired PCD loans, net of PCD loan charge-offs totaling $62.4 million in the second quarter 2022.
(3)
Non-GAAP Reconciliations. This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. The Company believes that the non-GAAP financial measures provide useful supplemental information to both management and investors in understanding Valley’s underlying operational performance, business and performance trends, and may facilitate comparisons of our current and prior performance with the performance of others in the financial services industry. Management utilizes these measures for internal planning, forecasting and analysis purposes. Management believes that Valley’s presentation and discussion of this supplemental information, together with the accompanying reconciliations to the GAAP financial measures, also allows investors to view performance in a manner similar to management. These non-GAAP financial measures should not be considered in isolation or as a substitute for or superior to financial measures calculated in accordance with U.S. GAAP. These non-GAAP financial measures may also be calculated differently from similar measures disclosed by other companies.

Non-GAAP Reconciliations to GAAP Financial Measures

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands, except for share data)	2022	2022	2021	2022	2021
Adjusted net income available to common shareholders (non-GAAP):
Net income, as reported (GAAP)	$178,119	$96,413	$122,580	$391,260	$358,802
Add: Loss on extinguishment of debt (net of tax)	—	—	—	—	6,024
Less: Gains on available for sale and held to maturity securities transactions (net of tax)(a)	(24)	(56)	(565)	(74)	(399)
Add: Provision for credit losses (net of tax)(b)	—	29,282	—	29,282	—
Add: Merger related expenses (net of tax)(c)	3,360	40,164	1,207	47,103	1,207
Add: Litigation reserve (net of tax)(d)	—	—	1,505	—	1,505
Net income, as adjusted (non-GAAP)	$181,455	$165,803	$124,727	$467,571	$367,139
Dividends on preferred stock	3,172	3,172	3,172	9,516	9,516
Net income available to common shareholders, as adjusted (non-GAAP)	$178,283	$162,631	$121,555	$458,055	$357,623
__________
(a) Included in gains (losses) on securities transactions, net.
(b) Primarily represents provision for credit losses for non-PCD loans and unfunded credit commitments acquired from Bank Leumi USA.
(c) Merger related expenses are primarily within salary and employee benefits expense, technology, furniture and equipment expense and professional and legal fees for the nine months ended September 30, 2022..
(d) Included in professional and legal fees.

Adjusted per common share data (non-GAAP):
Net income available to common shareholders, as adjusted (non-GAAP)	$178,283	$162,631	$121,555	$458,055	$357,623
Average number of shares outstanding	506,342,200	506,302,464	406,824,160	478,383,342	405,986,114
Basic earnings, as adjusted (non-GAAP)	$0.35	$0.32	$0.30	$0.96	$0.88
Average number of diluted shares outstanding	508,690,997	508,479,206	409,238,001	480,625,357	408,509,767
Diluted earnings, as adjusted (non-GAAP)	$0.35	$0.32	$0.30	$0.95	$0.88
Adjusted annualized return on average tangible shareholders' equity (non-GAAP):
Net income, as adjusted (non-GAAP)	$181,455	$165,803	$124,727	$467,571	$367,139
Average shareholders' equity	$6,256,767	$6,238,985	$4,794,843	5,869,736	4,718,960
Less: Average goodwill and other intangible assets	2,117,818	2,105,585	1,446,760	1,917,217	1,449,285
Average tangible shareholders' equity	$4,138,949	$4,133,400	$3,348,083	$3,952,519	$3,269,675
Annualized return on average tangible shareholders' equity, as adjusted (non-GAAP)	17.54%	16.05%	14.90%	15.77%	14.97%
Adjusted annualized return on average assets (non-GAAP):
Net income, as adjusted (non-GAAP)	$181,455	$165,803	$124,727	$467,571	$367,139
Average assets	$54,858,306	$53,211,422	$41,543,930	$50,588,010	$41,144,375
Annualized return on average assets, as adjusted (non-GAAP)	1.32%	1.25%	1.20%	1.23%	1.19%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

Non-GAAP Reconciliations to GAAP Financial Measures (Continued)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands)	2022	2022	2021	2022	2021
Adjusted annualized return on average shareholders' equity (non-GAAP):
Net income, as adjusted (non-GAAP)	$181,455	$165,803	$124,727	$467,571	$367,139
Average shareholders' equity	$6,256,767	$6,238,985	$4,794,843	$5,869,736	$4,718,960
Annualized return on average shareholders' equity, as adjusted (non-GAAP)	11.60%	10.63%	10.41%	10.62%	10.37%
Annualized return on average tangible shareholders' equity (non-GAAP):
Net income, as reported (GAAP)	$178,119	$96,413	$122,580	$391,260	$358,802
Average shareholders' equity	$6,256,767	$6,238,985	$4,794,843	5,869,736	4,718,960
Less: Average goodwill and other intangible assets	2,117,818	2,105,585	1,446,760	1,917,217	1,449,285
Average tangible shareholders' equity	$4,138,949	$4,133,400	$3,348,083	$3,952,519	$3,269,675
Annualized return on average tangible shareholders' equity (non-GAAP)	17.21%	9.33%	14.64%	13.20%	14.63%
Efficiency ratio (non-GAAP):
Non-interest expense, as reported (GAAP)	$261,639	$299,730	$174,922	$758,709	$507,028
Less: Loss on extinguishment of debt (pre-tax)	—	—	—	—	8,406
Less: Merger-related expenses (pre-tax)	4,707	54,496	1,287	63,831	1,287
Less: Amortization of tax credit investments (pre-tax)	3,105	3,193	3,079	9,194	8,795
Less: Litigation reserve (pre-tax)	—	—	2,100	—	2,100
Non-interest expense, as adjusted (non-GAAP)	$253,827	$242,041	$168,456	$685,684	$486,440
Net interest income, as reported (GAAP)	453,992	418,160	301,026	1,189,821	894,600
Non-interest income, as reported (GAAP)	56,194	58,533	42,431	153,997	116,790
Less: Gains on available for sale and held to maturity securities transactions, net (pre-tax)	(33)	(78)	(788)	(102)	(557)
Non-interest income, as adjusted (non-GAAP)	$56,161	$58,455	$41,643	$153,895	$116,233
Gross operating income, as adjusted (non-GAAP)	$510,153	$476,615	$342,669	$1,343,716	$1,010,833
Efficiency ratio (non-GAAP)	49.76%	50.78%	49.16%	51.03%	48.12%

	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
($ in thousands, except for share data)	2022	2022	2022	2021	2021
Tangible book value per common share (non-GAAP):
Common shares outstanding	506,351,502	506,328,526	421,437,068	421,437,068	407,313,664
Shareholders' equity (GAAP)	$6,273,829	$6,204,913	$5,096,384	$5,084,066	$4,822,498
Less: Preferred stock	209,691	209,691	209,691	209,691	209,691
Less: Goodwill and other intangible assets	2,079,731	2,090,147	1,543,238	1,529,394	1,444,967
Tangible common shareholders' equity (non-GAAP)	$3,984,407	$3,905,075	$3,343,455	$3,344,981	$3,167,840
Tangible book value per common share (non-GAAP)	$7.87	$7.71	$7.93	$7.94	$7.78
Tangible common equity to tangible assets (non-GAAP):
Tangible common shareholders' equity (non-GAAP)	$3,984,407	$3,905,075	$3,343,455	$3,344,981	$3,167,840
Total assets (GAAP)	$55,927,501	$54,438,807	$43,551,457	$43,446,443	$41,278,007
Less: Goodwill and other intangible assets	2,079,731	2,090,147	1,543,238	1,529,394	1,444,967
Tangible assets (non-GAAP)	$53,847,770	$52,348,660	$42,008,219	$41,917,049	$39,833,040
Tangible common equity to tangible assets (non-GAAP)	7.40%	7.46%	7.96%	7.98%	7.95%

SHAREHOLDERS RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 305-1364 or by e-mail at tzarkadas@valley.com.

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	September 30,	December 31,
	2022	2021
	(Unaudited)
Assets
Cash and due from banks	$431,471	$205,156
Interest bearing deposits with banks	686,877	1,844,764
Investment securities:
Equity securities	43,318	36,473
Trading debt securities	4,100	38,130
Available for sale debt securities	1,271,854	1,128,809
Held to maturity debt securities (net of allowance for credit losses of $1,696 at September 30, 2022 and $1,165 at December 31, 2021)	3,720,324	2,667,532
Total investment securities	5,039,596	3,870,944
Loans held for sale, at fair value	6,073	139,516
Loans	45,185,764	34,153,657
Less: Allowance for loan losses	(475,744)	(359,202)
Net loans	44,710,020	33,794,455
Premises and equipment, net	362,203	326,306
Lease right of use assets	314,511	259,117
Bank owned life insurance	714,649	566,770
Accrued interest receivable	159,406	96,882
Goodwill	1,871,505	1,459,008
Other intangible assets, net	208,226	70,386
Other assets	1,422,964	813,139
Total Assets	$55,927,501	$43,446,443
Liabilities
Deposits:
Non-interest bearing	$15,420,625	$11,675,748
Interest bearing:
Savings, NOW and money market	23,559,662	20,269,620
Time	6,328,556	3,687,044
Total deposits	45,308,843	35,632,412
Short-term borrowings	919,283	655,726
Long-term borrowings	1,541,097	1,423,676
Junior subordinated debentures issued to capital trusts	56,673	56,413
Lease liabilities	367,428	283,106
Accrued expenses and other liabilities	1,460,348	311,044
Total Liabilities	49,653,672	38,362,377
Shareholders’ Equity
Preferred stock, no par value; 50,000,000 authorized shares:
Series A (4,600,000 shares issued at September 30, 2022 and December 31, 2021)	111,590	111,590
Series B (4,000,000 shares issued at September 30, 2022 and December 31, 2021)	98,101	98,101
Common stock (no par value, authorized 650,000,000 shares; issued 507,896,910 and 423,034,027 at September 30, 2022 and December 31, 2021)	178,185	148,482
Surplus	4,972,732	3,883,035
Retained earnings	1,100,838	883,645
Accumulated other comprehensive loss	(165,557)	(17,932)
Treasury stock, at cost (1,545,408 shares at September 30, 2022 and 1,596,959 common shares at December 31, 2021)	(22,060)	(22,855)
Total Shareholders’ Equity	6,273,829	5,084,066
Total Liabilities and Shareholders’ Equity	$55,927,501	$43,446,443

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
Interest Income
Interest and fees on loans	$496,520	$415,577	$309,753	$1,229,462	$938,248
Interest and dividends on investment securities:
Taxable	28,264	27,534	14,292	74,416	40,174
Tax-exempt	5,210	5,191	2,609	12,739	9,181
Dividends	2,738	3,076	1,505	7,490	5,543
Interest on federal funds sold and other short-term investments	3,996	1,569	642	6,026	1,101
Total interest income	536,728	452,947	328,801	1,330,133	994,247
Interest Expense
Interest on deposits:
Savings, NOW and money market	50,674	17,122	10,605	77,423	32,896
Time	15,174	3,269	4,394	21,274	21,766
Interest on short-term borrowings	5,160	4,083	1,464	10,049	4,390
Interest on long-term borrowings and junior subordinated debentures	11,728	10,313	11,312	31,566	40,595
Total interest expense	82,736	34,787	27,775	140,312	99,647
Net Interest Income	453,992	418,160	301,026	1,189,821	894,600
Provision (credit) for credit losses for held to maturity securities	188	286	35	531	(353)
Provision for credit losses for loans	1,835	43,712	3,496	49,047	21,287
Net Interest Income After Provision for Credit Losses	451,969	374,162	297,495	1,140,243	873,666
Non-Interest Income
Wealth management and trust fees	9,281	9,577	3,550	23,989	10,411
Insurance commissions	3,750	3,463	1,610	9,072	5,805
Service charges on deposit accounts	10,338	10,067	5,428	26,617	15,614
Gains (losses) on securities transactions, net	323	(309)	787	(1,058)	1,263
Fees from loan servicing	3,138	2,717	2,894	8,636	8,980
Gains on sales of loans, net	922	3,602	6,442	5,510	20,016
Bank owned life insurance	1,681	2,113	2,018	5,840	6,824
Other	26,761	27,303	19,702	75,391	47,877
Total non-interest income	56,194	58,533	42,431	153,997	116,790
Non-Interest Expense
Salary and employee benefits expense	134,572	154,798	93,992	397,103	273,190
Net occupancy expense	26,486	22,429	19,941	70,906	59,171
Technology, furniture and equipment expense	39,365	49,866	21,007	115,245	64,956
FDIC insurance assessment	6,500	5,351	3,644	16,009	10,294
Amortization of other intangible assets	11,088	11,400	5,298	26,925	16,753
Professional and legal fees	17,840	30,409	13,492	62,998	27,250
Loss on extinguishment of debt	—	—	—	—	8,406
Amortization of tax credit investments	3,105	3,193	3,079	9,194	8,795
Other	22,683	22,284	14,469	60,329	38,213
Total non-interest expense	261,639	299,730	174,922	758,709	507,028
Income Before Income Taxes	246,524	132,965	165,004	535,531	483,428
Income tax expense	68,405	36,552	42,424	144,271	124,626
Net Income	178,119	96,413	122,580	391,260	358,802
Dividends on preferred stock	3,172	3,172	3,172	9,516	9,516
Net Income Available to Common Shareholders	$174,947	$93,241	$119,408	$381,744	$349,286

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
Earnings Per Common Share:
Basic	$0.35	$0.18	$0.29	$0.80	$0.86
Diluted	0.34	0.18	0.29	0.79	0.86
Cash Dividends Declared per Common Share	0.11	0.11	0.11	0.33	0.33
Weighted Average Number of Common Shares Outstanding:
Basic	506,342,200	506,302,464	406,824,160	478,383,342	405,986,114
Diluted	508,690,997	508,479,206	409,238,001	480,625,357	408,509,767

VALLEY NATIONAL BANCORP
Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
Net Interest Income on a Tax Equivalent Basis

	Three Months Ended
	September 30, 2022			June 30, 2022			September 30, 2021
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets:
Loans (1)(2)	$44,341,894	$496,545	4.48%	$42,517,287	$415,602	3.91%	$32,698,382	$309,778	3.79%
Taxable investments (3)	4,815,181	31,002	2.58	4,912,994	30,610	2.49	3,302,803	15,797	1.91
Tax-exempt investments (1)(3)	635,795	6,501	4.09	684,471	6,571	3.84	429,941	3,302	3.07
Interest bearing deposits with banks	738,372	3,996	2.16	776,478	1,569	0.81	1,901,748	642	0.14
Total interest earning assets	50,531,242	538,044	4.26	48,891,230	454,352	3.72	38,332,874	329,519	3.44
Other assets	4,327,064			4,320,192			3,211,056
Total assets	$54,858,306			$53,211,422			$41,543,930
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$23,541,694	$50,674	0.86%	$23,027,347	$17,122	0.30%	$18,771,619	$10,605	0.23%
Time deposits	5,192,896	15,174	1.17	3,601,088	3,269	0.36	4,126,253	4,394	0.43
Short-term borrowings	1,016,240	5,160	2.03	1,603,198	4,083	1.02	860,474	1,464	0.68
Long-term borrowings (4)	1,477,909	11,728	3.17	1,462,638	10,313	2.82	1,595,814	11,312	2.84
Total interest bearing liabilities	31,228,739	82,736	1.06	29,694,271	34,787	0.47	25,354,160	27,775	0.44
Non-interest bearing deposits	16,035,778			16,267,946			10,701,948
Other liabilities	1,337,022			1,010,220			692,979
Shareholders' equity	6,256,767			6,238,985			4,794,843
Total liabilities and shareholders' equity	$54,858,306			$53,211,422			$41,543,930

Net interest income/interest rate spread (5)		$455,308	3.20%		$419,565	3.25%		$301,744	3.00%
Tax equivalent adjustment		(1,316)			(1,405)			(718)
Net interest income, as reported		$453,992			$418,160			$301,026
Net interest margin (6)			3.59			3.42			3.14
Tax equivalent effect			0.01			0.01			0.01
Net interest margin on a fully tax equivalent basis (6)			3.60%			3.43%			3.15%

(1)     Interest income is presented on a tax equivalent basis using a 21 percent federal tax rate.
(2)    Loans are stated net of unearned income and include non-accrual loans.
(3)    The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)    Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)    Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)    Net interest income as a percentage of total average interest earning assets.